Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-off and Delinquency Statistics
As of and for the month ended September 30, 2010
(dollars in millions)

Domestic Card Metrics (1)	September 2010
Net Principal Charge-Offs	$378
Average Loans Held for Investment (2)	$54,119
Annualized Net Charge-Off Rate	8.38%
30 + Day Performing Delinquencies	$2,437
Period-end Loans Held for Investment	$53,838
30 + Day Performing Delinquency Rate	4.53%

Auto Finance Metrics
Net Principal Charge-Offs	$41
Average Loans Held for Investment (2)	$17,557
Annualized Net Charge-Off Rate	2.77%
30 + Day Performing Delinquencies	$1,402
Period-end Loans Held for Investment	$17,643
30 + Day Performing Delinquency Rate	7.95%

International Card Metrics
Net Principal Charge-Offs	$44
Average Loans Held for Investment (2)	$7,289
Annualized Net Charge-Off Rate	7.31%
30 + Day Performing Delinquencies	$437
Period-end Loans Held for Investment	$7,487
30 + Day Performing Delinquency Rate	5.84%

(1)
The statistics for September 2010 reflect the impact of the acquisition of the legacy portfolio associated with the Sony Card partnership announced on September 15, 2010, which resulted in an increase of $6 million in Net Principal Charge-Offs for September 2010 and increases of $731 million in Period-end Loans Held for Investment and $35 million in 30+ Day Performing Delinquencies as of September 30, 2010.  The Annualized Net Charge-Off Rate for September and the 30+ Days Performing Delinquency Rate as of September 30, 2010, excluding the Sony Card legacy portfolio, was 8.38% and 4.53%, respectively.

(2)
Average Loans Held for Investment used in the calculation of the Annualized Net Charge-Off Rate includes an estimate of the uncollectible portion of finance charge and fee receivables. We recognize earned finance charges and fee income on open ended loans according to the contractual provisions of the credit arrangements. When we do not expect full payment of finance charges and fees, we do not accrue the estimated uncollectible portion as income. The estimated uncollectible portion of finance charges and fees is adjusted quarterly.